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                                                                   EXHIBIT 10.18

Carlos M. Gutierrez
Chairman of the Board
President
Chief Executive Officer
                                                               November 20, 2000





       ALAN HARRIS
       KELLOGG INTERNATIONAL


       Dear Alan:

       I am pleased to confirm your promotion to Executive Vice President, Kellogg Company and President, Kellogg International.

       Your annual base salary will be $500,000, retroactive to October 1, 2000. Your next salary review will be April 1, 2001 and annually thereafter. Your cash bonus target is currently 70% of base salary. Your current stock option target is 96,000 shares. I am also happy to provide you with a lump sum payment of $100,000, less appropriate withholding, in order to help facilitate your relocation to the U.S. Please see the attached for specific information regarding a termination agreement.

       Alan, I am looking forward to working with you and continuing our partnership. I am confident that you will make the International business a tremendous success through your leadership and guidance.





                                                /s/ Carlos M. Gutierrez

/d
Attachment


Accepted by:


/s/ Alan F. Harris
Executive Vice President, Kellogg Company
President, Kellogg International


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                              EMPLOYMENT AGREEMENT


          THIS AGREEMENT, dated and effective as of this 26th day of July, 2000 by and between Kellogg Company, a Delaware Corporation (the "Company") and Alan Harris (the "Executive").

          WHEREAS, the Company has entered into a previous Agreement with the Executive by letter dated March 19, 1999 setting out terms and benefits in the event of termination of the Executive.

          WHEREAS, the Company and the Executive desire to amend the Letter Agreement dated March 19,1999.

          WHEREAS, the Company has assigned the Executive to a position within the United States and the Executive has accepted such assignment.

          NOW THEREFORE, the parties hereto, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, agree as follows:

       1) In the event that the Executive's employment is terminated for any reason other than malfeasance, theft or immorality, or the Executive is required to relocate outside of the United States, in each case prior to July 1, 2004, the Executive shall be paid an amount of severance pay equal to two years' pay. The severance payment shall be calculated by paying the greater of the average of the two years' base pay and actual bonus or two times the salary and target bonus for the year in which the termination occurs.

       2) In that Executive's employment is terminated for any reason other than malfeasance, theft or immorality, or the Executive is required to relocate outside the United States, in each case prior to July 1, 2004, the Executive will, in addition to the payment owing pursuant to Section (1) above, be paid his base salary then in effect from the date of such termination through July 1, 2002. No bonus payment shall be included in this calculation or payment.

       3) The Employment Agreement between the Company and the Executive dated July 26, 2000, (the "Change of Control Agreement") shall remain in full force and effect and shall supercede sections (1) and (2) hereof in the event of a Change of Control (as defined therein). If that Executive's employment is terminated for any reason other than Cause (as defined in the Change of Control Agreement), or the Executive resigns for Good Reason (as defined in the Change of Control Agreement), after a Change of Control but prior to July 1, 2001, the Executive will be paid his base salary then in effect from the date of such termination through July 1, 2001 in addition to any benefits provided under the Change of Control Agreement.

       4) All payments pursuant to this Agreement shall be subject to applicable federal, state, local and/or foreign taxes as required by law or regulation.

       5) Except as noted herein, this Agreement shall constitute the entire agreement of the parties with respect to the subject matter hereof and shall supercede all prior agreements with respect thereto, specifically amending and superceding the letter agreement dated March 19, 1999 between the parties.


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                6) For purposes of construction or interpretation, this
       Agreement and all terms and provisions therein shall be deemed to have been mutually drafted by both parties.

                7) Regarding Successors, this Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

                        (a) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                        (b) The Company may assign this Agreement to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company that expressly agrees to assume and perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such assignment had taken place. As used in this Agreement, "Company" shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

                8) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Michigan, without reference to principles of conflict of laws. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                9) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

IN WITNESS HEREOF, the undersigned has caused this Agreement to be executed as of the day and year first above written.



Accepted by:


/s/ Alan F. Harris
Executive Vice President, Kellogg Company
President, Kellogg International


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